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                                  EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      Three months ended               Six months ended
                                                            June 30,                        June 30,
                                                   --------------------------      --------------------------
                                                      1997            1996            1997            1996
                                                   ----------      ----------      ----------      ----------
Primary:
Weighted average common shares outstanding             10,879          10,555          10,826          10,538
Net effect of dilutive stock equivalents
based on the treasury stock method using the
average market price of the common stock                   --             667              --              --
                                                   ----------      ----------      ----------      ----------

Total weighted average shares outstanding              10,879          11,222          10,826          10,538
                                                   ==========      ==========      ==========      ==========

Net income (loss)                                  $   (2,254)     $      410      $   (4,436)     $     (572)
Less dividends on preferred stock                          (9)             (9)            (18)            (18)
                                                   ----------      ----------      ----------      ----------

Adjusted net income (loss)                         $   (2,263)     $      401      $   (4,454)     $     (590)
                                                   ==========      ==========      ==========      ==========

Net income (loss) per share                        $    (0.21)     $     0.04      $    (0.41)     $    (0.06)
                                                   ==========      ==========      ==========      ==========

Fully diluted:
Weighted average common shares                         10,879          10,555          10,826          10,538
outstanding
Net effect of dilutive stock equivalents
based on  the treasury stock method using the
the greater of the average market price or the
ending market price of the common stock                    --             667              --              --
Assumed conversion of preferred stock                      --             200              --              --
                                                   ----------      ----------      ----------      ----------
Total weighted average shares outstanding              10,879          11,422          10,826          10,538
                                                   ==========      ==========      ==========      ==========

Net income (loss)                                  $   (2,254)     $      410      $   (4,436)     $     (572)
Less dividends on preferred stock                          (9)             --             (18)            (18)
                                                   ----------      ----------      ----------      ----------

Adjusted net income (loss)                         $   (2,263)     $      410      $   (4,454)     $     (590)
                                                   ==========      ==========      ==========      ==========

Net income (loss) per share                        $    (0.21)     $     0.04      $    (0.41)     $    (0.06)
                                                   ==========      ==========      ==========      ==========



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